Exhibit 10.33

Execution Copy

D I S T R I B U T I O N     A G R E E M E N T

between

G. Pohl-Boskamp GmbH & Co. KG

Kieler Strasse 11

25551 Hohenlockstedt

Germany

- Hereinafter referred to as “Pohl-Boskamp”-

and

IntraDerm Pharmaceuticals,

A Division of Oculus Innovative Sciences, Inc.

1129 North McDowell Blvd.

Petaluma, California 94954

United States of America

- Hereinafter referred to as “IntraDerm ” –

- Pohl-Boskamp and IntraDerm referred to as “Party”-

Preamble

Subject to the terms and conditions of this Distribution Agreement (the “Agreement”), Pohl-Boskamp intends to appoint a new distributor for the Territory as defined in § 3 hereinafter.

IntraDerm is willing to become a distributor for Pohl-Boskamp, like both Parties have stipulated already in the corresponding Term sheet from 12th November, resp. 2nd December 2015.

Now, therefore, the Parties agree upon the following terms and conditions:

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 1 of 30

§ 1

Object of the Agreement

1.1	Pohl-Boskamp hereby appoints IntraDerm, and IntraDerm hereby accepts the appointment, as Pohl-Boskamp´s exclusive distributor to import, register, label, promote, market, offer for sale, sell and otherwise distribute the Products as defined in § 2 in the Territory as defined in § 3. IntraDerm shall not actively market the Products anywhere elsewhere than in the Territory.

1.2	IntraDerm shall seek to secure one or more Marketing Authorisations and/or register new products in the Territory for use as provided under this Agreement. IntraDerm agrees to buy the Products which are destined for distribution in the Territory exclusively and directly from Pohl-Boskamp on the terms and subject to the conditions set forth herein.

1.3	Pohl-Boskamp shall label and supply and IntraDerm shall import and buy the Products as defined in § 2 in its own name and for its own account. IntraDerm shall sell such Products in the Territory, subject to obtaining appropriate Marketing Authorisation. IntraDerm acknowledges that it has no authority to act for or on behalf of Pohl-Boskamp unless specifically set forth in this Agreement or certified separately in written form.

1.4	IntraDerm is not entitled to entrust third parties with any rights or claims deriving from this Agreement without obtaining the prior written consent of Pohl-Boskamp. An affiliate of IntraDerm is not regarded as a third party. Affiliate means any corporation or other business entity controlling, controlled by or under common control with IntraDerm. Control for this purpose shall mean the direct or indirect ownership of at least fifty percent of the voting interest in such corporation or entity.

1.5	As an independent contractor, IntraDerm shall incur all expenses and costs related to the fulfilment of this Agreement, in particular regarding the registration, marketing, promotion and distribution of the Product under this Agreement – such as but not limited to – its office overhead costs, travel expenses, telephone, facsimile, sales promotion and advertising costs. Pohl-Boskamp shall not be responsible for such expenses unless otherwise agreed to by the Parties in writing.

1.6	During the term of this Agreement, Pohl-Boskamp agrees to not distribute the Products, directly or indirectly, in the Territory either by actively approaching customers directly, by appointing any third party to distribute the Products in the Territory, or otherwise, unless otherwise agreed to by Pohl-Boskamp and IntraDerm in writing or otherwise agreed in this Agreement. Pohl-Boskamp agrees to forward to IntraDerm all inquiries for Products from the Territory or for delivery in the Territory. Except as expressly provided in this Agreement, no right, title or interest is granted by Pohl-Boskamp to IntraDerm.

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1.7	Notwithstanding the provisions of § 1.1 hereof, in order to maintain the exclusivity granted in § 1.1 above, IntraDerm shall achieve at least [ ]†% of the projected sales targets set forth on ANNEX III (the “Annual Minimum Purchase Requirements”). However, if IntraDerm fails to achieve the Annual Minimum Purchase Requirement during any calendar year and does not purchase the outstanding quantity of Products by the end of the following calendar year, Pohl-Boskamp shall have the right by providing written notice to IntraDerm to convert the exclusive distribution right granted in § 1.1 into a non-exclusive right and shall have the right itself, through Affiliates or by appointing one or more third parties, to import, promote, market, offer for sale or otherwise distribute the Products in the Territory.

§ 2

Products

The term “Products” refers to all products (whether finished or bulk) listed in ANNEX I (“Products”) as presently manufactured and sold by Pohl-Boskamp, or as improved as provided in this § 2. Changes to ANNEX I are subject to a written agreement between the Parties. Products added to ANNEX I will become “Products” within the meaning of this Agreement and will be covered by this Agreement.

The Parties recognize that Pohl-Boskamp has an interest in improving its products in order to provide to its customers the most advanced devices. In the event that, during the term of this Agreement Pohl-Boskamp develops improvements to the Products that are incremental and do not form the basis of a new product, such improvements will be included in the Products, as long as the change does not adversely affect the Marketing Authorisation. In the event that, during the term of this Agreement, Pohl-Boskamp develops or has the right to market, an improvement such as an additional indication and/or a change of the formulation of any Product that is suitable for the Territory (hereinafter, the “Improvement”), and Pohl-Boskamp intends to exploit the Improvement in the Territory, for each such Improvement IntraDerm shall have the right of first refusal for a period of [   ]† days in case Pohl-Boskamp would wish to name a separate distributor. The Parties agree to negotiate in good faith commercially reasonable terms for distribution by IntraDerm of the new product that is subject of any such Improvement. For the purpose of this Agreement, any product that has the same active ingredient as a Product, or is intended for the same or substantially the same purpose or use as any Product listed on or contemplated by ANNEX I shall be deemed an Improvement.

† Confidential material redacted and separately filed with the Commission.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 3 of 30

§ 3

Territory

The “Territory” is the geographical area listed in ANNEX II.

§ 4

Duties of IntraDerm / Representations of IntraDerm

4.1	IntraDerm shall exert commercially diligent efforts to register, promote, market, distribute and sell the Products in the Territory.

4.2	IntraDerm shall pay Pohl-Boskamp a royalty within [ ]† days following the end of each calendar month, based on Net Sales of all Products for which payment was received by IntraDerm in such previous calendar month, at the rates specified on ANNEX I.

4.3	IntraDerm further undertakes:

a)	to maintain at all times a sales organisation including, a sufficient number of qualified personnel (employees or contractors) in the reasonable, good faith determination of IntraDerm, within the Territory in order to perform its obligations under this Agreement;

b)	to always have quantities of the Products in stock or confirmed orders sufficient to cover a period of [ ]† months of foreseeable sales to meet the requirements of the market in the Territory;

c)	to report to Pohl-Boskamp on a monthly basis its total stocks, turn-over figures, unit sales and sample movements as well as any significant issues that have an impact on the market for the Product in the Territory, especially with regard to competitive products and the price structure for Products in the Territory and any changes thereof. Monthly reports have to reach Pohl-Boskamp by the tenth (10th) day of each following month;

d)	to take the appropriate advertising and public relation measures as specified in § 9 below;

e)	to use commercially reasonable efforts to buy from Pohl-Boskamp the Annual Minimum Purchase Requirements of Products;

f)	to inform Pohl-Boskamp in writing as soon as possible about any substantial operational changes in personnel, management, ownership, and legal structure of IntraDerm;

† Confidential material redacted and separately filed with the Commission.

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g)	to sell the Products with the labelling agreed to by the Parties in the original packaging and/or presentation and not to modify the original presentations except in exceptional cases and then only with the prior written consent of Pohl-Boskamp in writing.

h)	to provide Pohl-Boskamp within thirty (30) days after receipt by IntraDerm of the initial Marketing Authorisation Sales Targets (as defined on ANNEX III) for the Products for each Contract Year (as defined on ANNEX III) during the Initial Term, and within thirty (30) days prior to the end of Contract Year 5 (as defined on ANNEX III) and each Contract Year thereafter, to provide Pohl-Boskamp with target sales projections for the following Contract Year. IntraDerm’s initial Sales Targets are set forth on ANNEX III. The Parties further agree that the wording of the SebDerm Claim will have a material impact on the marketability of the Product. IntraDerm shall update such Sales Targets after it obtains the 510k clearance for the SebDerm Claim (as defined on ANNEX III), and such Sales Targets and Minimum Purchase Requirements, as modified, shall be binding on the Parties.

i)	about the laws and regulations applicable to the Products in the Territory which may affect Pohl-Boskamp in the fulfilment of its obligations under this Agreement (such as but not limited to statutory requirements regarding labelling of the Products, etc.).

4.4	During the term of this Agreement IntraDerm is not allowed to

a)	produce, promote, distribute, sell or market in the Territory – either directly nor indirectly – products which have the same ingredients and indications as the Products, except for the products listed under § 5.1; and/or

b)	actively solicit customers from outside the Territory to establish and/or maintain offices, branches and/or storage depots for the Products outside the Territory.

4.5	Upon termination of this Agreement, Pohl-Boskamp is, at the request of IntraDerm, obliged to buy any remaining stock of the Products from IntraDerm within [ ]† days after termination. However, upon request of Pohl-Boskamp, IntraDerm must resell any remaining stock of the Products to Pohl-Boskamp, or any third party named by Pohl-Boskamp at the price for which IntraDerm had initially bought the Products from Pohl-Boskamp. Pohl-Boskamp shall pay the shipping costs of the remaining stock of the Products.

† Confidential material redacted and separately filed with the Commission.

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4.6	IntraDerm represents that it adheres to and employs all applicable European GDP guideline standards for the wholesale distribution of medicinal products for human use and that it retains valid certifications and/or licenses to distribute the Products listed in ANNEX I of this Agreement, other than the Marketing Authorisation. Upon Pohl-Boskamp’s request, IntraDerm shall provide copies of such certification to Pohl-Boskamp in a timely manner.

4.7	IntraDerm further represents and warrants to Pohl-Boskamp that: (i) it has the full right, power, and authority to enter into this Agreement; and (ii) no consent of any third parties is required for IntraDerm to enter into this Agreement or (except for the Marketing Authorisation) perform its obligations hereunder.

4.8	IntraDerm shall indemnify and hold harmless Pohl-Boskamp, its Affiliates and their respective officers, directors, agents, successors and assigns against all suits, liabilities, losses, claims, damages, costs and expenses (including reasonable legal fees and costs) incurred by them resulting from or arising out of: (i) any material breach by IntraDerm of its obligations under this Agreement, including, without limitation, the obligations of § 9.3; (ii) any grossly negligent, wilful or unlawful act or omission of IntraDerm; and (iii) any injury or death of any person, directly arising from damages alleged to arise from the storage, labelling, sale or distribution of the Products in the Territory.

§ 5

Distribution of Other Products

5.1	At the time of signing this Agreement, IntraDerm produces, promotes, markets, distributes and/or sells the following products which are directly competitive with the Products and which contain the following active ingredient(s):

NONE

Without limiting the generality of the foregoing, a product will be deemed to be directly competitive with a Product if it is intended for the same, or substantially the same purpose or use as any of the Products.

5.2	Further exemptions from the regulation in § 4.4 of this Agreement are only admissible if Pohl-Boskamp gives its consent, in writing, prior to the commencement of the production, promotion, marketing, distribution and/or sale of products which are competitive to the Products.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 6 of 30

§ 6

 Purchase of Products / Obligations and Representations of Pohl-Boskamp

6.1	IntraDerm agrees to purchase the Products on the terms and subject to the conditions of Pohl-Boskamp’s General Terms and Conditions of Trade unless they are modified by this Agreement. Pohl-Boskamp’s current ‘General Terms and Condition of Trade’ are attached hereto as ANNEX IV. Pohl-Boskamp has the right to unilaterally change its ‘General Terms and Conditions of Trade’, provided, however, that any such change shall not modify the terms and conditions of this Agreement without the prior written consent of IntraDerm. Pohl-Boskamp will notify IntraDerm of any changes to the General Terms and Conditions of Trade in writing, and the new ‘General Terms and Conditions of Trade’ will become effective three (3) months after the initial notification from Pohl-Boskamp. In case any provision of this Agreement conflicts with or provides obligations in addition to any of the provisions of the ‘General Terms and Conditions of Trade,’ the provisions of this Agreement shall control.

6.2	IntraDerm shall submit written purchase orders to Pohl-Boskamp for the Products. Each purchase order shall include (i) the Product ordered; (ii) quantity, (iii) relevant price, as set forth on ANNEX I, (iv) requested delivery date, and (v) shipping instructions and shipping address. Any preprinted terms and conditions on either IntraDerm’s purchase order or Pohl-Boskamp’s order acknowledgement and/or invoice that are inconsistent with the terms and conditions of this Agreement shall have no force or effect, and the terms of this Agreement shall govern.

6.3	The purchase price for the Products are listed in ANNEX I. Pohl-Boskamp shall have the right to increase the purchase price for Products one time each year beginning on the one- year anniversary of the First Commercial Sale; provided, however, that no purchase price increase shall exceed [ ]†% of the purchase price effectively immediately prior to the increase.

6.4	The delivery terms for the Products are listed in ANNEX I

6.5	Under this Agreement, Pohl-Boskamp will exert best efforts to carry out IntraDerm’s orders carefully and punctually. The scope of the orders and the delivery date are only binding for Pohl-Boskamp upon written confirmation by Pohl-Boskamp. Should Pohl-Boskamp not be able to execute a confirmed order in time, it will notify IntraDerm immediately. Pohl-Boskamp shall pack all Products in accordance with Pohl-Boskamp’s standard packing procedure, cGMP(s) and any other applicable laws, regulations and ordinances.

6.6	Pohl-Boskamp shall label the Products using the Product Trademark specified on Annex I and under a labelling using IntraDerm / OCULUS branding, which labelling is mutually acceptable to Pohl-Boskamp and IntraDerm and compliant with the requirements of the Marketing Authorisation and Health Authorities.

† Confidential material redacted and separately filed with the Commission.

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6.7	Pohl-Boskamp shall invoice IntraDerm upon shipment of each purchase order to IntraDerm. IntraDerm shall pay all amounts due to Pohl-Boskamp by wire transfer, and payment shall be made within thirty (30) days from the date of the relevant invoice.

6.8	IntraDerm determines its sales price for the Products within the Territory at its own discretion. Pohl-Boskamp, however, will give a non-binding recommendation on the sales price for the Products which will be discussed with IntraDerm. IntraDerm undertakes to notify Pohl-Boskamp of its sales prices and to provide Pohl-Boskamp with a corresponding price list if its sales prices are changed.

6.9	Any claim of IntraDerm concerning Pohl-Boskamp’s deliveries of the Products shall be considered by Pohl-Boskamp only if Pohl-Boskamp receives such claim by registered mail, facsimile with confirmed letter or courier service within thirty (30) days after IntraDerm received the Products or within thirty (30) days after discovery of any hidden defects of the Products.

6.10	Based on the sales forecast figures provided by IntraDerm as stipulated in § 4.2 h, Pohl-Boskamp warrants to have packaging material in stock.

6.11	Pohl-Boskamp represents and warrants to IntraDerm that: (i) it is the owner of the Intellectual Property and that it has the right to grant the licenses and rights granted to IntraDerm pursuant to this Agreement; (ii) it has the full right, power, and authority to enter into this Agreement and there is nothing that will prevent it from performing its obligations under this Agreement; (iii) no consent of any third party is required for Pohl-Boskamp to enter into this Agreement or perform its obligations hereunder; (iv) the Products will, under normal use and conditions, substantially conform to the applicable Product specifications for a period in conformity with the applicable Product label claims regarding shelf-life and that the Product has been manufactured in accordance and compliance with current Good Manufacturing Practices and all applicable laws and regulations; (v) the Products supplied to IntraDerm shall at all times conform to the specifications set forth in the Marketing Authorisation; (vi) use of the Intellectual Property as delivered to IntraDerm does not infringe any patent, trademark, copyright or other intellectual property rights of any third party or misappropriate any trade secret or other proprietary right of any third party; (vii) it is not a party to any outstanding assignments, licenses, encumbrances, or other obligations that preclude or are inconsistent with this Agreement, specifically including, but not limited to, any geographic or market segment restrictions on the distribution of the Products and the Intellectual Property incorporated therein; (viii) no claims or suits are pending or threatened against Pohl-Boskamp or any other party with respect to all or part of the Intellectual Property.

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6.12	Pohl-Boskamp shall indemnify and hold harmless IntraDerm, its Affiliates and their respective officers, directors, agents, successors and assigns against all suits, liabilities, losses, claims, damages, costs and expenses (including reasonable legal fees and costs) incurred by them resulting from or arising out of: (i) any negligence in the manufacture of the Products; (ii) any breach by Pohl-Boskamp of its obligations under this Agreement; any grossly negligent, wilful or unlawful act or omission of Pohl-Boskamp; or (iii) any injury or death of any person, directly arising from damages alleged to arise from the quality and manufacture of the products.

§ 7

Marketing Authorisation

7.1	For the term of this Agreement, Pohl-Boskamp grants to IntraDerm the right to utilise Pohl-Boskamp’s Marketing Authorisations (as defined below) for the Medical Devices in the Territory for the fulfilment of IntraDerm’s obligations under this Agreement. For purposes of this Agreement, “Marketing Authorisations” means the health registrations, as well as any other governmental approvals and/or official sales permissions, licenses and market authorisation in IntraDerm’s or Pohl-Boskamp’s name, which are required for the import, labelling, distribution, promotion, marketing, offering for sale, and sale of the Products in the Territory.

7.2	IntraDerm agrees to assist Pohl-Boskamp in securing one or more Marketing Authorisations and/or registering new products in the Territory, including, initially, a Marketing Authorisation for a Product claim for seborrheic dermatitis, and, thereafter, a Marketing Authorisation for a Product claim for psoriasis. IntraDerm shall give Pohl-Boskamp advice on the set of necessary Marketing Authorisation documents as required by the applicable laws in the Territory, and Pohl-Boskamp shall, for this purpose, provide to IntraDerm, free of charge, the required documents in English against receipt of such information from IntraDerm.

7.3	No later than thirty (30) days following the Effective Date of this Agreement, IntraDerm shall submit to Pohl-Boskamp for approval, which approval shall not be unreasonably withheld or delayed, a written plan detailing regulatory requirements, including, without limitation in respect to the content of the Marketing Authority application, dossiers, and estimated time frames for the regulatory approval and registration for the Product claim for seborrheic dermatitis in the Territory (“Regulatory Plan”). Pohl-Boskamp shall notify IntraDerm not later than thirty (30) days of any request for modification or clarification to the Regulatory Plan after Pohl-Boskamp receives the Regulatory Plan from IntraDerm and provide IntraDerm with consent to submit the application to the competent governmental or non governmental entity(ies) in the Territory (“Health Authorities”). IntraDerm shall take the steps reasonably necessary and use commercially reasonable efforts to secure and obtain from the Health Authorities, and thereafter to maintain the Marketing Authorisations for the Product in the name of IntraDerm in accordance with the local laws and regulations. Pohl-Boskamp will fully cooperate with IntraDerm in securing and maintaining the Marketing Authorisation for the Products in the Territory. If the Health Authorities issue a 510K clearance to IntraDerm for a Product claim for seborrheic dermatitis that in the good faith judgement of IntraDerm, is sufficiently broad to allow IntraDerm to market the Product in the Territory (the “SebDerm Claim”), IntraDerm shall seek to obtain a Marketing Authorisation for a Product claim for psoriasis.

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7.4	In addition, IntraDerm undertakes to send a copy of all correspondence with the Health Authorities in the Territory regarding the Marketing Authorisations for the Medical Devices to Pohl-Boskamp, such as but not limited to approvals, renewals, changes in national texts (Summary of Product Characteristics (SmPC), labelling, Patient Information Leaflet (PIL)), requirements and all correspondence for maintenance procedure to keep the Marketing Authorisation(s) and defined deadlines by Health Authorities. This also includes the information and changes concerning officially registered contact persons (e.g. persons responsible for pharmacovigilance or scientific service), if required by applicable law. IntraDerm commits to promptly forward all this information to Pohl-Boskamp, so that Pohl-Boskamp is able to cope with transition periods and deadlines.

7.5	IntraDerm is obliged to keep itself informed at all times of the national laws concerning the application for and maintenance of the marketing authorisation(s) for the Medical Devices in the Territory in particular regarding the wording on the packaging in a local language as required by local laws of the Territory. IntraDerm shall promptly inform Pohl-Boskamp of any material change of the laws which may endanger the validity of the Marketing Authorisations. IntraDerm shall provide Pohl-Bokamp the relevant requirements and Pohl-Boskamp shall ensure compliance of the presentation of the Medical Devices, e.g. the packaging and labelling of the Products (SmPC, labelling, PIL), with the Marketing Authorisation and the legal requirements that are applicable in the Territory.

7.6	If any additional documentation such as, but not limited to, a clinical trial or any change of the Marketing Authorisation is required in order to obtain or maintain the Marketing Authorisation, IntraDerm shall not undertake any action without the express written consent of Pohl-Boskamp. Any necessary measures shall be carried out by IntraDerm only upon Pohl-Boskamp’s approval. Pohl-Boskamp shall provide assistance free of charge. All other details will be agreed upon between the Parties separately in writing.

7.7	Upon termination of this Agreement, IntraDerm is obliged to return all documents in connection with the Marketing Authorisation for such Product to Pohl-Boskamp within 30 days by courier service at Pohl-Boskamp’s expense, and to refund the Filing Fee to IntraDerm.

7.8	All formalities and steps required by the competent Health Authorities of the Territory in relation to the Medical Devices shall be effected by IntraDerm in the name of IntraDerm.

7.9	Subject to Pohl-Boskamp’s refund of the Filing Fee to IntraDerm, IntraDerm hereby agrees irrevocably and unconditionally to surrender the Marketing Authorisation and the rights connected therewith as well as all documents and the dossier to Pohl-Boskamp immediately and unconditionally when the Agreement terminates.

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7.10	IntraDerm shall pay the filing fee for the Marketing Authorisation. All costs incurred by IntraDerm in connection with the preparation, filing, maintenance and amendment to the Marketing Authorisation for Medical Devices, including the filing fees (the “Filing Fee”) and out-of-pocket-expenses, shall be for the account of IntraDerm. Pohl-Boskamp shall reimburse IntraDerm for the Filing Fee upon expiration or termination of this Agreement.

7.11	IntraDerm shall arrange for the translation of all documents to/from the official language spoken in the Territory which are required for obtaining, maintaining or altering the Marketing Authorisation for the Medical Devices. IntraDerm affirms that it has no claim against Pohl-Boskamp for compensation or indemnity based on a fruitless registration attempt other than for the Filing Fees.

7.12	IntraDerm is not allowed to use any Marketing Authorisation documentation outside the Territory and inside the territory for other reasons as stipulated in this Agreement.

7.13	In the event that, due to unforeseen problems concerning the filing of the initial Marketing Authorisation (such as but not limited to costs, duration of application process, requests of Health Authorities, or failure to obtain clearance for a Satisfactory Claim (as defined below) prior to the one year anniversary of the Effective Date, IntraDerm is entitled to stop the process of pursuing the Marketing Authorisation for the SebDerm Claim. For purposes of this Agreement, a “Satisfactory Claim” is a claim that, in the reasonable judgment of IntraDerm, is sufficiently broad to support successful commercialization of the Product in the Territory.

7.14	Pohl-Boskamp and IntraDerm stipulate details concerning pharmacovigilance issues in a Pharmacovigilance Agreement as ANNEX V of this Agreement.

7.15	Pohl-Boskamp and IntraDerm shall comply with their respective quality and regulatory responsibilities as set forth in the Quality Agreement which the Parties will negotiate in good faith to conform to the Marketing Authorisation after receipt of such Marketing Authorisation.

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§ 7a

Medical Device Regulations/Safety

7a.1	Pohl-Boskamp represents and warrants that those Products listed in ANNEX I that are medical devices are certified as medical devices pursuant to Council Directive 93/42/EEC, as modified to date.

7a.2	This § 7a applies only to Products which are medical devices pursuant to Council Directive 93/42/EEC (“Medical Devices”).

7a.3	For the term of this Agreement, Pohl-Boskamp grants to IntraDerm the right to utilise in the Territory Pohl-Boskamp’s product certifications for Medical Devices in accordance with the stipulations of this Agreement. Pohl-Boskamp undertakes to bear all cost and expenses associated with any product certification (e.g. declaration of conformity) in the Territory.

7a.4	IntraDerm is not allowed to use any certification or any documentation of the Products outside the Territory.

7a.5	IntraDerm shall promptly inform, in an appropriate reporting format to be specified in the Pharmacovigilance Agreement, which the Parties shall negotiate in good faith after receipt of each Regulatory Authorisation and which shall be attached hereto as ANNEX V, the Safety Officer for Medical Devices at Pohl-Boskamp by e-mail or fax about any incident and side effect as shall be defined in ANNEX V observed with the Products in the Territory during and beyond the Term of this Agreement for as long as IntraDerm is marketing the Products in the Territory and Pohl-Boskamp and IntraDerm are maintaining business contacts or until the end of the shelf-life of the Products depending on which deadline lasts longer. Pohl-Boskamp shall promptly inform IntraDerm by email or fax about any incident and side effect as shall be defined in ANNEX V observed with the Products outside the Territory during the Term of this Agreement. Further details shall be stipulated in ANNEX V.

7a.6	IntraDerm shall be responsible for: (i) the surveillance, receipt, evaluation, and reporting of the complaints related to the Products in the Territory as well as of reports on incidents and side effects as defined in applicable laws, ordinance and regulations in the Territory ANNEX VI (Adverse Events) connected with the Products in the Territory, and (ii) investigating the relevant customer complaints and reports on adverse effects with Medical Devices and on other information which is relevant for the safety of the Medical Devices in the Territory in compliance with applicable laws, ordinances and regulations in the Territory. After IntraDerm receives the SubDerm Claim from the FDA, and during the remainder of the Term of this Agreement, IntraDerm shall provide Pohl-Boskamp with any reports that it files with the governmental or regulatory authorities in the Territory that pertain to the Products. Pohl-Boskamp shall comply with the postmarket surveillance aspects of the EU Medical Device Directive described in ANNEX VI (Adverse Events) connected with the Products in the Territory. Pohl-Boskamp shall be responsible for revising the Medical Device’s labelling for use in the Territory.

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7a.7	Pohl-Boskamp is obliged and hereby covenants to fulfil all necessary measures to allow IntraDerm to comply with all local obligations for reporting adverse events or other aspects regarding the Medical Devices in the Territory. IntraDerm will keep Pohl-Boskamp informed and updated on all reporting that has been made by IntraDerm in the Territory.

7a.8	If, in case of a severe product defect or adverse event - a recall is considered, the Parties will consult one another whereas Pohl-Boskamp retains the right to finally decide on a potential voluntary recall or withdrawal. To the extent that (i) any Health Authority issues an order or directive that a Product be recalled or withdrawn in the Territory, or (ii) a court of competent jurisdiction orders a recall or withdrawal of a Product in the Territory, the Parties shall recall or withdraw such Product as provided in this § 7a. Pohl-Boskamp will assist IntraDerm in conducting the recall in the Territory. To that end, IntraDerm is obliged to keep itself acquainted with the national laws concerning a recall of Medical Devices in the Territory (such as but not limited to time limits, forms, notice to competent authorities, wholesalers, pharmacies, logistic partners).

7a.9	All out of pocket expenses (including costs of refunded sales) for the execution of any recall or withdrawal of such Product (“Recall Costs”) pursuant to this § 7a shall be shared equally between the Parties; provided, that in the case of any voluntary recall or withdrawal determined by IntraDerm pursuant to subclause (ii) of § 7a.8, Pohl-Boskamp shall initially bear the entire expense of such recall or withdrawal; provided further that, in each case, responsibility of the Recall Costs shall be subject to the final allocation between the Parties as set out in paragraphs (i) and (ii) below. In the event that it is finally determined, or agreed between the Parties, that such recall or withdrawal is caused by:
(i)	breach of Pohl-Boskamp’s representations, warranties and covenants set forth in this Agreement, or the gross negligence or wilful misconduct of Pohl-Boskamp or those acting under the authority of Pohl-Boskamp, or the failure of Pohl-Boskamp or those acting under the authority of Pohl-Boskamp to comply with applicable laws, Pohl-Boskamp shall be responsible for Recall Costs; and
(ii)	failure of IntraDerm to properly handle, store, transport, or distribute or use Product, as applicable, supplied by Pohl-Boskamp, or the gross negligence or wilful misconduct of IntraDerm or those acting under the authority of IntraDerm, or the failure of IntraDerm or those acting under the authority of IntraDerm to comply with applicable laws, IntraDerm shall be responsible for Recall Costs; and

In all other cases, fifty percent (50%) of the Recall Costs shall be borne by Pohl-Boskamp and fifty percent (50)% of the Recall Costs shall be borne by IntraDerm.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 13 of 30

§ 8

Scientific Use of Products

8.1	If IntraDerm learns that a Product is used for scientific studies in the Territory which are or might be intended for publication, IntraDerm undertakes to get in touch and, to the extent reasonably practicable, and keep in touch with the respective scientists and to seek to coordinate the study with Pohl-Boskamp, especially in the stages of protocol planning and of formulating the study results before the actual publication. This duty extends to all scientific studies in which the Products are involved, i.e. regardless of whether Products may be involved alone or in conjunction with other drugs or placebos.

8.2	IntraDerm undertakes not to commence, initiate or, to the extent reasonably practicable, allow scientific studies involving the Products without obtaining Pohl-Boskamp’s written authorization. IntraDerm shall promptly report to Pohl-Boskamp any scientific studies which are or may be conducted already, whether they are unauthorized or not, once IntraDerm gains knowledge of such studies.

§ 9

Advertisement/Publicity

9.1	Pohl-Boskamp agrees to provide – free of charge - to IntraDerm examples of marketing materials for the Products, specifically electronic drafts hereof, and reports on scientific tests of the Products as far as they are reasonably available.

9.2	IntraDerm undertakes to advertise the Products, in particular but not limited to: through visits to medical specialists, advertising in applicable medical journals and public media using leaflets, and the internet. IntraDerm shall keep available at all times a sufficient number of qualified personnel in order to visit medical specialists. Upon request, IntraDerm shall send Pohl-Boskamp copies of all advertising materials.

9.3	IntraDerm undertakes to comply with all legal requirements concerning advertisement/publicity for the Products in the Territory. IntraDerm is solely liable for any violation of those legal requirements, any error or omission in the advertisements unless any such error or omission is attributable to an act or omission of Pohl-Boskamp.

9.4	Any and all expenses for any advertising and/or publicity activities in the Territory are borne by IntraDerm.

9.5	If IntraDerm decides it would like to build a product specific website, this undertaking shall be stipulated in a separate written agreement mutually acceptable to the Parties.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 14 of 30

§ 10

Proprietary Rights

10.1	“Intellectual Property” means all of the following relating to the Products: (i) all patents and design patents of Pohl-Boskamp, (ii) all trademarks (including the trademark for the product name “LOYON” registered with the U.S. Patent and Trademark Office (the “Trademark”)), service marks, trade dress, logos, slogans, trade names, and internet domain names of Pohl-Boskamp covering or used in connection with the Products, including any goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, inventions, research and development, know-how, improvements, formulas, compositions, manufacturing and production processes, standard operating procedures and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (v) all advertising and promotional materials. “Patents” mean those patents and patent applications covering the Products and any and all reissues, renewals, re-examinations, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part or divisions of or to any of the aforesaid patents or patent applications, including, without limitation, that certain Patent Application [ ]† filed with the U.S. Patent and Trademark Office, which application is pending.
10.2	Pohl-Boskamp hereby grants to IntraDerm a non-exclusive, non-transferable, and royalty-free right and license to use the Intellectual Property in connection with the importation, offer for sale, sale and other distribution, promotion and marketing of the Products pursuant to this Agreement. Except for the license granted in this Agreement, this Agreement does not confer upon IntraDerm, and IntraDerm will not claim, any proprietary right, title, interest or other rights in any Intellectual Property in the Products or Intellectual Property otherwise owned or controlled by Pohl-Boskamp. IntraDerm may use Pohl-Boskamp’s Intellectual Property only to the extent it is authorized by this Agreement. Upon termination of this Agreement such authorization ceases. IntraDerm acknowledges that all Intellectual Property existing in connection with the Products or arising or resulting from this Agreement (other than the customer lists, pricing information, business and marketing plans and proposals and advertising generated by IntraDerm, to which IntraDerm shall retain sole title) are and will be the sole property of Pohl-Boskamp. Except as provided in the immediately preceding sentence, IntraDerm hereby assigns to Pohl-Boskamp, without further consideration, its entire right, title and interest in each Intellectual Property arising or resulting from this Agreement. IntraDerm must not apply to register in its own name any proprietary right covering the Products.

† Confidential material redacted and separately filed with the Commission.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 15 of 30

10.3	Pohl-Boskamp will prosecute infringements, maintain, and enforce its Intellectual Property. IntraDerm undertakes to assist Pohl-Boskamp, at the expense of Pohl-Boskamp, as far as Intellectual Property in the Territory is concerned.
10.4	If either Party learns that a third party claims the Products are infringing any intellectual property rights owned by a third party in the Territory, such Party will promptly inform the other Party of such allegations and provide the other Party with any available evidence of such allegations. Pohl-Boskamp shall have the first right to defend its interests and, in doing so, shall confer with IntraDerm and consider the actions that will be most beneficial to both Parties. In the event that Pohl-Boskamp does not defend against allegations of infringement, the provisions relating to Minimum Purchase Requirements and payment of Royalties will be suspended until such allegations have been settled, resolved or dismissed.
10.5	In the event that IntraDerm learns that Pohl-Boskamp’s Intellectual Property is infringed in the Territory (e.g. counterfeit Product or trademarks that are imitated or illegally used by a third person), IntraDerm will promptly inform Pohl-Boskamp. IntraDerm agrees to cooperate with Pohl-Boskamp and to take commercially reasonable steps to protect the Intellectual Property of Pohl-Boskamp at Pohl-Boskamp’s expense if requested by Pohl-Boskamp in writing.

§ 11

Confidentiality

11.1	All data, literature, information, know-how reports provided by one Party to the other Party, directly or indirectly, hereunder, that bears a written designation of as “confidential”, “proprietary” or other similar designation, or which the receiving Party should reasonably conclude is confidential or proprietary under the circumstances, is considered “Confidential Information”; provided, however, that the following shall not be considered confidential information: (i) information in the public domain at the time of transmittal; (ii) information that becomes a part of the public domain after its transmittal through no fault of the receiving Party; (iii) information that is subsequently disclosed to the receiving Party by a third party that has the right to make such disclosure; and (iv) information that the receiving Party can show through its books and records was independently developed by the receiving Party without the aid, application or use of the other Party’s confidential information. Each Party undertakes to keep secret all data, literature, information and know-how regarding the Products, especially concerning their formulations and the know-how of the manufacturing process. The receiving Party is not allowed to make use of any such data, literature, information and know-how itself nor to make it available nor to reveal or transfer such data, literature, information and know-how to third parties, except in connection with obtaining and maintaining the Marketing Authorisation. In the event that the receiving Party becomes legally compelled (by deposition, interrogatory, subpoena or similar process) to disclose any of the Confidential Information, the receiving Party shall provide the disclosing Party with prompt written notice of such requirement prior to such disclosure to allow the disclosing Party to seek a protective order or other remedy. In the event that a protective order or other remedy is not obtained, or that disclosing Party waives compliance with the provisions hereof, the receiving Party agrees to furnish only that portion of the Confidential Information that the receiving Party reasonably believes is legally required to be furnished.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 16 of 30

11.2	The receiving Party has to return all data, literature, information and know-how in its possession which was made available to it within the framework of this Agreement to the disclosing Party within 30 days after this Agreement is terminated; provided, however, the receiving Party is entitled to retain one copy of the Confidential Information for archival purposes, which it shall maintain in confidence and not disclose to non-Affiliate third parties. In case that IntraDerm receives such documents from third parties – especially from the Health Authorities – after the 30-day-period, it has to forward them to Pohl-Boskamp or a person appointed by Pohl-Boskamp immediately after receipt of such document.

11.3	Each Party remains bound by the confidentiality obligation beyond the term of this Agreement for a period of [ ]† years following the expiration of termination of this Agreement.

11.4	If the Parties should decide to enter into discussions/ negotiations regarding a possible collaboration for further products which are not yet part of this Agreement, the Parties shall keep secret any transferred information related to these products as well, and agrees that §11 of the Agreement will apply to such aforementioned discussions/ negotiations as well.

11.5	The Confidentiality Agreement signed by the Parties on June 18, 2015 (the “Confidentiality Agreement”), remains in full force and effect and by this reference is incorporated herein.

§ 12

Term of the Agreement/Termination

12.1	This Agreement is valid from the date of the last signature the “Effective Date”) and shall continue (i) for a period of five (5) years after the Parties obtain a Marketing Authorisation (the “Initial Term”). The Initial Term of this Agreement will be extended automatically for two five (5) year periods (each, an “Extension Period”) unless it is cancelled with a six (6) month written notice by one of the contractual Parties prior to the end of the Initial Term or the initial Extension Period. The “Term” of this Agreement shall refer to the Initial Term and the Renewal Period unless and until this Agreement is terminated as provided herein.

12.2	The notice of termination has to be in writing. It has to be delivered to the other Party by courier service.

† Confidential material redacted and separately filed with the Commission.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 17 of 30

12.3	If either Party materially defaults in the performance of any material provision of this Agreement, the non-defaulting Party may give written notice to the defaulting Party that if the default is not cured within thirty (30) days of such notice, the non-defaulting Party may terminate the Agreement. If the non-defaulting Party gives such notice and the default is not cured during the thirty (30) day period, this Agreement shall automatically terminate at the end of such period without further action by the non-defaulting Party, which shall be the effective date of termination.

12.4	This Agreement may be terminated by either Party upon written notice to the other Party (i) upon the institution by or against the other Party of insolvency, receivership, liquidation, moratorium, bankruptcy or similar proceedings or any other proceedings for the settlement of Distributor's debts, or (ii) upon Distributor's making an assignment or compromise for the benefit of creditors or a similar proceeding.

12.5	This Agreement may be terminated by IntraDerm upon written notice to Pohl-Boskamp if the Marketing Authorisation with a Satisfactory Claim is not obtained by the one-year anniversary of the Effective Date.

12.6	This Agreement may be terminated by Pohl-Boskamp effective either upon written notice to IntraDerm or up to three months after written notice to IntraDerm received by IntraDerm no later than 30 days after the occurrence of a triggering event specified in this §12.6 (a) or (b): (a) in the event that a majority of IntraDerm’s Senior Management in any three-month period is replaced; or (b) if an entity that markets one or more products that are directly competitive with the Product resulting in revenues to the entity that are at least equal to the revenues generated by the Product in the United States directly or indirectly acquires control of IntraDerm. For purposes of this §12.6: (x) “Senior Management” means those executive officers who possess the power to direct or cause the direction of the management and policies of IntraDerm, which, as of the Execution Date, are [ ]†, [ ]† and [ ]†; (y) a product will be deemed to be “directly competitive” with a Product if it is intended for the same, or substantially the same, purpose or use as any Product; and (z) “control” means the possession of power to direct or cause the direction of management and the policies of IntraDerm, whether through the ownership of voting securities, by contract or otherwise.

12.7	Upon expiration of this Agreement (or termination of this Agreement for whatsoever reason),

(i) IntraDerm shall take the following actions:

•	Notify Health Authorities and, at Pohl-Boskamp’s cost and expense, adopt any and all actions necessary for the transfer of the Marketing Authorisation for the Products to Pohl-Boskamp;
•	Cease using all Pohl-Boskamp Intellectual Property furnished to it by Pohl-Boskamp hereunder and return it to Pohl-Boskamp pursuant to § 11.2; and
•	Cease any marketing and sale activity and discontinue the use of the Trademark; provided, however, that IntraDerm shall have a reasonable period of time to remove the Trademark from its website, and IntraDerm shall have no liability for marketing materials that contain Pohl-Boskamp’s trademarks distributed to third parties prior to the date of termination.

† Confidential material redacted and separately filed with the Commission.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 18 of 30

(ii) Pohl-Boskamp shall take the following actions:

•	Reimburse the Filing Fee to IntraDerm;
•	Repurchase IntraDerm’s remaining stock of Products pursuant to § 4.4;
•	Cease using IntraDerm’s intellectual property and know-how furnished to it by IntraDerm.

12.8	The termination of this Agreement shall not affect any rights or obligations of the Parties that have accrued or matured prior thereto. In addition, the following provisions shall survive the expiration or termination of this Agreement in accordance with their respective terms: §§ 4.5, 4.8, 6.12, 7.7, 7.9, 7.10, 7.11, 7a.6, 7a.9, 11.1-11.3, 11.5, 12, 14, 15, 18 and 20-22.

12..9	In the event of an expiration of this Agreement neither Party shall be liable to the other because of such termination, including but not limited to compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or goodwill, or on account of any expenditures, inventory, investments, leases or other commitments including hiring of personnel, in connection with the business of Pohl-Boskamp or IntraDerm. IntraDerm acknowledges that its profit margins derived on sale of the Products pursuant to this Agreement have induced IntraDerm to enter into and perform this Agreement and that such profits constitute good, sufficient and valuable consideration for its duties and obligations hereunder. The expiration shall not, however, relieve either Party of obligations incurred prior to the expiration.

§ 13

Force Majeure

13.1	The Parties hereto shall not be liable for any damage if the performance of all or parts of this Agreement is hindered or prevented by causes beyond the performing Party’s control and without its fault or negligence, including but not limited to acts of God or of public enemy, nuclear incidents, acts, laws, orders or regulations of any government or department or agency thereof acting in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, work stoppages, slowdowns or other job actions, freight embargoes, shortages of fuel or other items, delays in transportation, boycotts, unusually severe weather and riots, insurrections, revolutions, wars or other civil or military disturbances.

13.2	If Pohl-Boskamp is not able to deliver pursuant to force majeure as stipulated in § 13 and/or direction by government, IntraDerm shall not be entitled to claim for compensation in any kind.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 19 of 30

§ 14

Written Requirements

14.1	This Agreement and the Annexes attached hereto and the Confidentiality Agreement set forth in writing all agreements and understandings between Pohl-Boskamp and IntraDerm. Oral agreements do not exist. All previous agreements or arrangements (if any) between the Parties, be it in writing or orally, relating to the subject matter hereof are hereby cancelled and superseded.

14.2	Modifications, amendments and changes of this Agreement, including this clause, must be in writing. Pohl-Boskamp’s ‘General Terms and Conditions of Trade’ (ANNEX IV) apply unless they have been modified by the Parties in this Agreement.

§ 15

Notices

All notices will be deemed to have been given when received if sent by personal delivery, registered mail return receipt, reputable express courier or when receipt of a facsimile has been acknowledged by machine generated receipt, to the following address:

If to Pohl-Boskamp:	G. Pohl-Boskamp GmbH & Co. KG Kieler Strasse 1125551 Hohenlockstedt Germany Attn: Executive Director Facsimile:+49 4826 59-376

If to IntraDerm :	IntraDerm Pharmaceuticals, a division of Oculus Innovative Sciences, Inc. 1129 North McDowell Blvd. Petaluma, California 94954 USA Attn: Chief Financial Officer Facsimile: (707) 283-0551

If notice is personally delivered, the individual accepting such notice, if requested, will sign a duplicate of the notice to confirm receipt thereof.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 20 of 30

§ 16

Insurance

Each Party shall maintain comprehensive general liability and product liability insurance, covering the obligations of such Party under this Agreement throughout the Term of this Agreement and as long as the Products sold under this Agreement are marketed or sold in the Territory. Upon request of either Party, the other Party will provide Pohl-Boskamp with certificate(s) of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability.

§ 17

Partial Invalidity

Should any of the provisions of this Agreement be or become invalid, the invalidity does not prejudice the validity of the remaining provisions of this Agreement, and the Agreement shall be enforced in accordance with its terms and its validity shall not in any way be affected or impaired thereby. In the event that any term or provision of this Agreement is held to be unreasonable, the same shall not fail, but shall be deemed amended only to the extent necessary to render it reasonable and the Parties agree in writing to be bound by the amended term or provision.

§ 18

Applicable Law/

18.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The provisions of the U.N. Convention on Contracts for the International Sale of Goods shall not apply.

18.2

Both Parties are entitled to take legal action, submitted to the jurisdiction of the courts of Hamburg, Federal Republic of Germany, on their own discretion.

However, with mutual consent, disputes arising out of or relating to this Agreement shall be submitted to arbitration in London, England in accordance with the rules of the International Chamber of Commerce or its successor by three arbitrators, one chosen by each of the Parties, and the third arbitrator being chosen by the two chosen arbitrators. The decision of the arbitrator shall be conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. Each Party will take care of its own cost in this arbitration and both Parties will pay half of the arbitration court costs itself. All information relating to or disclosed by any Party in connection with the arbitration shall be treated by the Parties as confidential information and no disclosure of such information shall be made by either Party without the prior written consent of the other Party. The Parties expressly agree that any arbitration shall be conducted, and any and all evidence, pleadings, correspondence, and other documents relating to the arbitration will be presented, in the English language.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 21 of 30

§ 19

Registration of the Agreement

If required IntraDerm shall take all the necessary activities and bear all the expenses and costs arising from the registration of this Agreement before the local authorities, including all necessary translations and provide evidence thereof to Pohl-Boskamp.

§ 20

Relationship of Parties

This Agreement does not, and shall not be construed to create a relationship of joint venture, partnership or principal and agent between Pohl-Boskamp and IntraDerm. Neither Party has, or may exercise, any authority, express, implied or apparent, to act on behalf of or as an agent of the the other Party for any purpose, and neither Party shall take any action which might tend to create an obligation on behalf of the other Party. Each Party is, and shall at all times remain an independent contractor responsible for all obligations and liabilities of, and for all loss or damage arising out of its business activities.

§ 21

Non-Assignment

Neither Party may assign, delegate or otherwise transfer any of its right or obligation arising under this Agreement whether by agreement, or otherwise, without the express prior written consent of the other Party; provided, however, that either Party may assign this Agreement to any person or entity into which the assigning Party has merged or which has otherwise succeeded to all or substantially all of the business and assets to which this Agreement pertains, by merger, consolidation, reorganization or otherwise if such successor entity has assumed in writing or by operation of law the assigning Party's obligations under this Agreement. Any purported assignment, delegation, or transfer in violation of the previous sentence will be null and void. Subject to the foregoing, this Agreement in its entirety will bind each Party and its successors and permitted assigns.

§ 22

Counterparts

The Parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original, and when taken together with other signed counterparts, shall be binding upon and effective as to all Parties hereto. This Agreement in the English language shall be the controlling text to the extent allowable under applicable law.

*****

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 22 of 30

Hohenlockstedt, April 13, 2016	Petaluma, April 13, 2016
For and on behalf of	For and on behalf of
G. Pohl-Boskamp GmbH & Co. KG	IntraDerm Pharmaceuticals,
a Division of Oculus Innovative Sciences, Inc.
represented by its general partner	represented by its President
Boskamp GmbH

/s/ Thomas Höppner___________________ Dr. Thomas Höppner	/s/ Robert Miller_____________________ Robert Miller
Executive Director /s/ André Horst_______________________ André Horst Legal Affairs	Chief Financial Officer

Annex I – Products, Prices and Royalties

Annex II – Territory

Annex III – Minimum Purchase Requirements

Annex IV – General Terms and Conditions of Trade

Annex V – Pharmacovigilance Agreement

Annex VI – Adverse Events

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 23 of 30

ANNEX I

Products, Prices and Royalties

Product	Size	Price	Medical Device (Yes/No)	Medical Product (Yes/No)
Loyon	[ ]†ml	TBD	Yes	No
Loyon	[ ]† ml	US$ [ ]†	Yes	No
Loyon	[ ]† ml	US$ [ ]†*	Yes	No
Loyon	[ ]† ml (sample)	US$ [ ]†**	Yes	No

*Subject to confirmation about feasibility of Pohl-Boskamp providing this size in one bottle

**Parties agree to revisit the sample program within on year after First Commercial Sale to assess results and then determine what the year 2 samples volume and price should be. Price of samples in year 2 shall not exceed US$[  ]†.

Terms of transportation and delivery of product is ExWorks Incoterms 2010 at Pohl-Boskamp’s facility in Germany.

All labelling shall bear Pohl-Boskamp’s Trademark, “Loyon” (the “Trademark”).

ROYALTIES

The Royalty structure is as follows:

Year 1 – [   ]†%

Year 2 – [   ]†%

Year 3 – [   ]†% and remaining at [   ]†% through the balance of the agreement as long as the Product is in Sales Position 1 or 2.

If the Sales Position changes to a higher position during Contract Year 1 or Contract Year 2, the royalty rate will move to [   ]†%.

If the Parties have not been able to obtain a psoriasis claim during Contract Year 1 or Contract Year 2, IntraDerm may move the Product into Sales Position 3 with royalties staying at [   ]†%. If the Sales Position changes to a higher position, the royalty rate will immediately move to [   ]†%.

If the Parties have been able to obtain a psoriasis claim during Contract Year 1 or Contract Year 2, and the Sales Position changes to a higher position than it occupied in the prior year, the royalty rate will move to [   ]†%.

IntraDerm shall, in good faith, make the sole good faith determination as to the Sales Position of the Product at any time or times.

The Royalty structure therefore is as follows:

	Year 1		Year 2		Year 3
					no psoriasis claim		psoriasis claim
Sales Position	#1 or #2	≥ #3	#1 or #2	≥ #3	#1 or #2 or #3	≥ #4	#1 or #2	≥ #3
Royalty	[ ]†%	[ ]†%	[ ]†%	[ ]†%	[ ]†%	[ ]†%	[ ]†%	[ ]†%

For Purposes of this Agreement:

† Confidential material redacted and separately filed with the Commission.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 24 of 30

“Net Sales” means, the amount of gross sales of applicable Product invoiced by IntraDerm to independent third Parties, and received by IntraDerm, net of the amount paid by IntraDerm for the Products, less the following deductions: returns (including allowances actually given for spoiled, damaged, expired, rejected, returned Product sold, return reserves, withdrawals, and recalls), rebates (price reductions, rebates to social and welfare systems, charge backs, government mandated rebates, and similar types of rebates (e.g., Medicaid)), volume (quantity) discounts, and/or taxes (value added or sales taxes, government-mandated exceptional taxes and other taxes directly imposed upon and paid with respect to such sales, excluding any taxes on income); in each case, only to the extent such deductions are (i) consistently applied in accordance with US GAAP, (ii) actually incurred, (iii) included in the amount of gross sales invoiced and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (iv) not otherwise recovered by or reimbursed to IntraDerm. Notwithstanding the foregoing, amounts received by IntraDerm for the sale of Product among IntraDerm Affiliates for resale shall not be included in the computation of Net Sales; provided if and when such Product is resold to a non-Affiliate third party, amounts for any such sales shall be included in Net Sales.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 25 of 30

ANNEX II

Territory

The United States of America and its territories and possessions, including Puerto Rico and the District of Columbia.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 26 of 30

ANNEX III

Minimum Purchases

IntraDerm and Pohl-Boskamp have discussed the following Sales Targets. However, the Parties acknowledge and agree that the wording of the SebDerm Claim, which IntraDerm will pursue, will impact the marketability of the Product in the Territory. Accordingly, the Parties agree that IntraDerm shall modify the Sales Targets upon receipt of the SebDerm Claim language, and such Sales Targets shall replace the Sales Targets below.

	Total Contract Year 1 Sales Target	Contract Year 1* Minimum Purchase Requirement
Loyon units	[ ]†	[ ]†
Loyon Samples	[ ]†	[ ]†

*commences on First Commercial Sale

	Total Contract Year 2 Sales Target	Contract Year 2 Minimum Purchase Requirement
Loyon units	[ ]†	[ ]†
Loyon Samples	[ ]†	[ ]†

	Total Contract Year 3 Sales Target	Contract Year 3 Minimum Purchase Requirement
Loyon units	[ ]†	[ ]†
Loyon Samples	[ ]†	[ ]†

For purposes of this Agreement:

•	“Contract Year 1” means the twelve (12) month period commencing on the First Commercial Sale.
•	Each successive Contract Year is the twelve (12) month period commencing on the same number anniversary of the First Commercial Sale.
•	“First Commercial Sale” shall mean the date on which the cumulative Net Sales in the Terrritory reaches US $[ ]† following issuance of the Marketing Authorisation with the SebDerm Claim required to commercialize the Product in the Territory.
•	Sales Targets set forth above are for discussion purposes only and are not binding on the Parties. After Health Authority issues the Marketing Authority for the SebDerm Claim, IntraDerm shall provide Pohl-Boskamp updated Sales Targets for each Contract Year during the Initial Term, and such Sales Targets shall be binding on the Parties.
•	Minimum Purchase Requirement for each Contract Year is [ ]†% of the Sales Target for such Contract Year.

† Confidential material redacted and separately filed with the Commission.

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 27 of 30

ANNEX IV

General Terms and Condition of Trade

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 28 of 30

ANNEX V

Pharmacovigilance Agreement

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 29 of 30

ANNEX VI

Adverse Events

CONFIDENTIAL Distribution Agreement Pohl-Boskamp J. IntraDerm, OCLS, 12/Apr/2016, page 30 of 30